Supplement No. 1
                                                      Dated December 10, 2003 to
PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 14 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated November 20, 2003
                                                                  Rule 424(b)(3)

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                              -------------------
                        2% MPS(SM) due December 30, 2010
                         Linked to the Nikkei 225 Index
                      Market Participation Securities(SM)
                                  ("MPS(SM)")

This Supplement No. 1 dated December 10, 2003 to the Pricing Supplement dated November 20, 2003 and the accompanying Prospectus Supplement and Prospectus each dated August 26, 2003 is provided to amend in its entirety the table on page PS-30 of the Pricing Supplement. The following amended table states the amount of OID that will be deemed to have accrued with respect to an MPS for each accrual period (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year) that ends in each six-month period (other than the initial and last periods) ending on June 30 and December 31 of each year, based upon our determination of the comparable yield and the projected payment schedule. The amended table is as follows:


                                                                 TOTAL OID
                                                               DEEMED TO HAVE
                                           OID                ACCRUED PER MPS
                                     DEEMED TO ACCRUE       FROM ORIGINAL ISSUE
                                   PER MPS DURING EACH     DATE AS OF END OF THE
               PERIOD                     PERIOD                   PERIOD
          -----------------        -------------------     ---------------------
Original Issue Date through
    December 31, 2003............ $             0.1089    $               0.1089
January 1, 2004 through
     June 30, 2004............... $             0.5612    $               0.6701
July 1, 2004 through
     December 31, 2004........... $             0.5681    $               1.2382
January 1, 2005 through
     June 30, 2005............... $             0.5753    $               1.8135
July 1, 2005 through
     December 31, 2005........... $             0.5826    $               2.3961
January 1, 2006 through
     June 30, 2006............... $             0.5900    $               2.9861
July 1, 2006 through
     December 31, 2006........... $             0.5976    $               3.5837
January 1, 2007 through
    June 30, 2007................ $             0.6054    $               4.1891
July 1, 2007 through
    December 31, 2007............ $             0.6134    $               4.8025
January 1, 2008 through
    June 30, 2008................ $             0.6215    $               5.4240
July 1, 2008 through
    December 31, 2008............ $             0.6298    $               6.0538
January 1, 2009 through
    June 30, 2009................ $             0.6383    $               6.6921
July 1, 2009 through
    December 31, 2009............ $             0.6470    $               7.3391
January 1, 2010 through
    June 30, 2010................ $             0.6559    $               7.9950
July 1, 2010 through
    December 30, 2010............ $             0.6650    $               8.6600

The comparable yield (as defined in the Pricing Supplement) and the projected payment schedule (as defined in the Pricing Supplement) are not provided for any purpose other than the determination of U.S. Holders' (as defined in the Pricing Supplement) interest accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on an MPS.

                              -------------------

Please retain this Supplement with your Pricing Supplement and the accompanying Prospectus Supplement and Prospectus.